Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Fourth Quarter
and Fiscal Year 2021 Results

Fourth Quarter and Fiscal Year Highlights (all comparisons made to the September 2020 quarter and fiscal year 2020)
•	Net sales growth of 22% and 18% in the quarter and fiscal year, respectively
•	Fiscal year organic volume growth of 4%; HHS +5%, CPNA +4%, EM +4% and CPI +3%
•	Fiscal year net income per share (EPS) up 28% to $5.30 and adjusted EPS up 20% to $5.80 ($7.21 including amortization of intangibles from acquisitions)
•	Cash flow from operations and free cash flow of $1.6B and $904M, respectively
•	Fiscal 2022 expecting 2% organic volume growth and adjusted EPS of $7.20 - $7.70 (including amortization of intangibles from acquisitions)
•	Fiscal 2022 expecting cash flow from operations of $1.7- $1.8B and free cash flow of $900M -$1B

EVANSVILLE, Ind. – November 18, 2021 – Berry Global Group, Inc. (NYSE:BERY), a leading supplier of sustainable packaging solutions for consumer goods and industrial products, today reported its fourth quarter and fiscal year 2021 results, referred to in the following as the September 2021 quarter and fiscal 2021.

Berry’s Chairman and CEO Tom Salmon said, “The strong performance throughout this fiscal year led to a net sales record of $13.9 billon along with 4% organic volume growth.  Adjusted earnings per share was up 20% versus the prior year coming in at a fiscal year record of $5.80 per share along with operating EBITDA of $2.2 billion.  All of these strong financial metrics were delivered despite a challenging backdrop of significant cost inflation along with labor and supply chain challenges.  My deepest thanks go to our 47,000 employees who delivered these terrific results in what was a challenging and unpredictable fiscal year.  We believe that continued execution of growing organic volumes, leading the way in sustainability and innovative packaging while maintaining our leverage in the range of 3.0 to 3.9 times, on a go-forward basis, will deliver significant shareholder value.

“We continue to invest in each of our businesses to build and maintain our world-class, low-cost, manufacturing base, with an emphasis on key growth markets and regions and continue to see incremental opportunity to invest organically in support of our unwavering commitment to global growth.  The continued positive momentum from our investments in areas such as health and wellness, e-commerce, and food safety while driving more sustainable packaging, provide us the path to realize long-term consistent volume and earnings growth just as we delivered over the last several years.”

September 2021 Quarter Results

Consolidated Overview
The net sales growth of 22% is primarily attributed to increased selling prices of $716 million due to the pass through of inflation partially offset by prior quarter divestiture sales of $60 million.  When compared to the strong prior year volumes, organic volumes were down 1% in the quarter primarily due to the negative impact from supply chain and labor challenges.

The operating income decrease is primarily attributed to a $66 million unfavorable impact from price cost spread, prior year divestiture operating income of $7 million partially offset by a decline in business integration expenses and a decrease in selling, general, and administrative expense.

Consumer Packaging - International
The net sales growth of 12% is primarily attributed to increased selling prices of $109 million due to the pass through of inflation.

The operating income increase is primarily attributed to a decline in business integration expenses and other non-cash charges along with a decrease in selling, general, and administrative expense, partially offset by a $15 million negative impact from price cost spread.

Consumer Packaging - North America
The net sales growth of 31% is primarily attributed to increased selling prices of $219 million due to the pass through of inflation, partially offset by a modest organic volume decline compared to the strong organic volume growth of 6% in the prior year quarter.

The operating income decrease is primarily attributed to a $25 million negative impact from price cost spread, partially offset by a decrease in selling, general, and administrative expense.

Health, Hygiene, & Specialties
The net sales growth of 21% is primarily attributed to increased selling prices of $161 million due to the pass through of inflation partially offset by prior quarter divestiture sales and an organic volume decline of 3% compared to the strong organic volume growth of 12% in the prior year quarter.

The operating income decrease is primarily attributed to a $14 million negative impact from price cost spread partially offset by a decrease in selling, general, and administrative expense.

Engineered Materials
The net sales growth of 30% is primarily attributed to increased selling prices of $226 million due to the pass through of inflation partially offset by prior quarter divestiture sales of $39 million.

The operating income decrease is primarily attributed to a $13 million negative impact from price cost spread.

Fiscal Year 2021 Results

Consolidated Overview
	Fiscal Year
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$13,850	$11,709	$2,141	18%
Operating income	1,292	1,179	113	10%

The net sales growth is primarily attributed to increased selling prices of $1,429 million due to the pass through of inflation, organic volume growth of 4%, a $331 million favorable impact from foreign currency changes, and a $131 million increase from extra shipping days in fiscal 2021.  These increases were partially offset by prior year divestiture sales of $190 million.  The organic volume growth was primarily due to organic growth investments, continued recovery of certain markets that had previously been facing COVID-19 headwinds, and higher demand in our advantaged health and hygiene products as the result of COVID-19.

The operating income increase is primarily attributed to a $100 million increase from the organic volume growth, a $55 million favorable impact from foreign currency changes, a $37 million decrease in business integration, and a $22 million benefit from extra shipping days in fiscal 2021.  These improvements are partially offset by a $75 million impact from inflation and product mix, a $19 million increase in depreciation and amortization, and prior year divestiture operating income of $18 million.

Consumer Packaging – International
	Fiscal Year
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$4,242	$3,789	$453	12%
Operating income	317	273	44	16%

The net sales growth in the Consumer Packaging International segment is primarily attributed to increased selling prices of $130 million due to the pass through of inflation, organic volume growth of 3%, and a $227 million favorable impact from foreign currency changes, partially offset by prior year divestiture sales of $22 million.

The operating income increase is primarily attributed to a $23 million increase from the organic volume growth, a $40 million favorable impact from foreign currency, and an $18 million decrease in business integration activities, partially offset by a $33 million unfavorable impact from price cost spread.

Consumer Packaging – North America
	Fiscal Year
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$3,141	$2,560	$581	23%
Operating income	276	275	1	-%

The net sales growth in the Consumer Packaging North America segment is primarily attributed to organic volume growth of 4%, increased selling prices due of $439 million due to the pass through of inflation, and a $40 million increase from extra shipping days in fiscal 2021.

The operating income being flat is primarily attributed to a $27 million increase from the organic volume growth, an $11 million decrease in business integration activities, and a decrease in depreciation and amortization, partially offset by a $43 million unfavorable impact from price cost spread.

Health, Hygiene & Specialties
	Fiscal Year
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$3,158	$2,594	$564	22%
Operating incom	398	295	103	35%

The net sales growth in the Health, Hygiene & Specialties segment is primarily attributed to organic volume growth of 5%, increased selling prices of $385 million due to the pass through of inflation, a $42 million increase from extra shipping days in fiscal 2021, and a $41 million favorable impact from foreign currency changes, partially offset by prior year divestiture sales of $34 million.

The operating income increase is primarily attributed to a $36 million increase from the organic volume growth, a $48 million favorable impact from price cost spread, and an $8 million benefit from extra shipping days in fiscal 2021 and a favorable impact from foreign currency changes.

Engineered Materials
	Fiscal Year
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$3,309	$2,766	$543	20%
Operating income	301	336	(35)	(10)%

The net sales growth in the Engineered Materials segment is primarily attributed to increased selling prices of $475 million due to the pass through of inflation, organic volume growth of 4%, a $63 million favorable impact from foreign currency changes, and a $44 million increase from extra shipping days in fiscal 2021, partially offset by prior year divestiture sales of $134 million.

The operating income decrease is primarily attributed to a $49 million unfavorable impact from price cost spread and prior year divestiture operating income of $14 million, partially offset by a $14 million improvement from the organic volume growth and a $6 million benefit from extra shipping days in fiscal 2021.

Cash Flow and Balance Sheet
Our cash flow from operating activities increased to $1.58 billion for the fiscal year ended September 2021 compared to $1.53 billion in the prior year primarily attributed to the growth in operating EBITDA and timing of working capital items partially offsetting with higher working capital from inflation.  The Company’s free cash flow for the fiscal year ended October 2, 2021, was $904 million.

Our total debt less cash and cash equivalents (or “net debt”) at the end of fiscal 2021 quarter was $8,369 million.  Adjusted EBITDA for fiscal 2021 was $2,194 million.

Fiscal Year 2022 Guidance
For fiscal year 2022 Berry expects adjusted earnings per share (EPS) to be $7.20 - $7.70, which is based on 141 million shares outstanding, an expected tax rate of 25% and an operating EBITDA range of $2.25 – $2.35 billion.  Depreciation is expected to be $590 million and amortization from intangibles, which will be added back to adjusted EPS, is expected to be $275 million.  Additionally we are targeting 2% organic volume growth for fiscal 2022, as this guidance builds on our last two years of strong performance and is supported by our robust and growing pipeline, increased level of capital expenditures, and the positive trends and momentum we are seeing in each of our businesses.  While we remain committed to recovering the significant cost inflation we witnessed in fiscal 2021, we do anticipate, from both an earnings and volume perspective, a softer first half of the fiscal year with a stronger second half on both recovery of inflation and volume comparisons versus prior year.  We are targeting free cash flow of $900 million – $1.0 billion with includes cash flow from operations of $1.7 -$1.8 billion partially offset by capital expenditures of $800 million.  We intend to use our strong, dependable, and consistent free cash flow primarily to invest around driving sustainable long-term organic growth, optimizing our portfolio and enhancing our organic growth potential through strategic acquisitions and divestitures, staying in our leverage range, and opportunistically repurchasing shares.

Investor Conference Call
The Company will host a conference call today, November 18, 2021, at 10 a.m. U.S. Eastern Time to discuss our fourth quarter and fiscal year 2021 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (209) 313-0728 (international), conference ID 8289932.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning November 18, 2021, at 1 p.m. U.S. Eastern Time, to December 2, 2021, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 8289932.

About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create innovative packaging and engineered products that we believe make life better for people and the planet. We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in our diversity and industry leading talent of 47,000 global employees across more than 300 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey. For more information, visit our website, or connect with us on LinkedIn or Twitter.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking operating EBITDA is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.  Our estimates of the impact of COVID-19 are based on product mix and prior internal sales estimates compared to actual sales.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.

Our actual results may differ materially from those that we expected due to a variety of factors, including without limitation: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) increases in the cost of compliance with laws and regulations, including environmental, safety, and climate change laws and regulations; (6) labor issues, including the potential labor shortages, shutdowns or strikes or the failure to renew effective bargaining agreements; (7) risks related to disruptions in the overall economy [,supply chains] and the financial markets that may adversely impact our business, including as a result of the COVID-19 pandemic; (8) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (10) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (11) risks related to future write-offs of substantial goodwill; (12) risks of competition, including foreign competition, in our existing and future markets; and (13) the other factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Fiscal Year Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020

Net sales	$3,669	$3,008	$13,850	$11,709
Costs and expenses:
Cost of goods sold	3,078	2,342	11,352	9,301
Selling, general and administrative	199	219	867	850
Amortization of intangibles	69	74	288	300
Restructuring and transaction activities	11	24	51	79
Operating income	312	349	1,292	1,179

Other expense (income), net	6	25	51	31
Interest expense, net	79	96	336	435
Income before income taxes	227	228	905	713
Income tax (benefit) expense	(1)	33	172	154
Net income	$228	$195	$733	$559

Net income per share:
Basic	$1.68	$1.47	$5.45	$4.22
Diluted	1.64	1.44	5.30	4.14

Outstanding weighted-average shares: (in millions)
Basic	135.4	133.1	134.6	132.6
Diluted	138.7	135.4	138.3	135.1

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	October 2, 2021	September 26, 2020
Assets:
Cash and cash equivalents	$1,091	$750
Accounts receivable, net	1,879	1,469
Inventories	1,907	1,268
Other current assets	217	330
Property, plant, and equipment, net	4,677	4,561
Goodwill, intangible assets, and other long-term assets	8,111	8,323
Total assets	$17,882	$16,701

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$3,165	$2,108
Current and long-term debt	9,460	10,237
Other long-term liabilities	2,077	2,264
Stockholders’ equity	3,180	2,092
Total liabilities and stockholders' equity	$17,882	$16,701

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)
	Fiscal Year Ended
	October 2, 2021	September 26, 2020

Cash flows from operating activities:
Net income	$733	$559
Adjustments to reconcile net cash provided by operating activities:
Depreciation	566	545
Amortization of intangibles	288	300
Non-cash interest	32	27
Deferred income tax	(73)	(96)
Share-based compensation expense	40	33
Other non-cash operating activities, net	49	53
Changes in working capital	(55)	109
Net cash from operating activities	1,580	1,530

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(676)	(583)
Divestiture of businesses	165	—
Settlement of net investment hedges	—	281
Other investing activities	—	(14)
Net cash from investing activities	(511)	(316)

Cash flows from financing activities:
Repayments on long-term borrowings	(3,496)	(2,436)
Proceeds from long-term borrowings	2,716	1,202
Proceeds from issuance of common stock	60	30
Debt financing costs	(21)	(16)
Net cash from financing activities	(741)	(1,220)
Effect of currency translation on cash	13	6
Net change in cash and cash equivalents	341	—
Cash and cash equivalents at beginning of period	750	750
Cash and cash equivalents at end of period	$1,091	$750

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended October 2, 2021
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,099	$878	$809	$883	$3,669

Operating income	$102	$64	$76	$70	$312
Depreciation and amortization	83	60	47	25	215
Restructuring and transaction activities (1)	12	(1)	—	—	11
Other non-cash charges	(11)	1	1	1	(8)
Operating EBITDA	$186	$124	$124	$96	$530

	Quarterly Period Ended September 26, 2020
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$985	$672	$671	$680	$3,008

Operating income	$97	$83	$88	$81	$349
Depreciation and amortization	76	57	46	28	207
Restructuring and transaction activities (1)	18	5	—	1	24
Other non-cash charges	2	1	1	2	6
Operating EBITDA	$193	$146	$135	$112	$586

(1)	Primarily includes transaction activity costs related to the RPC acquisition.

Note: For comparison purposes to the September 2020 quarter, Operating EBITDA margins for the quarterly period ended October 2, 2021 would be increased by 350 basis points (to 17.9%) when adjusted for the impact of inflation on net sales of $716 million.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Fiscal Year Ended October 2, 2021
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$4,242	$3,141	$3,158	$3,309	$13,850

Operating income	$317	$276	$398	$301	$1,292
Depreciation and amortization	341	224	177	112	854
Restructuring and transaction activities (1)	56	—	(1)	(4)	51
Other non-cash charges (2)	—	10	9	8	27
Operating EBITDA	$714	$510	$583	$417	$2,224

	Fiscal Year Ended September 26, 2020
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$3,789	$2,560	$2,594	$2,766	$11,709

Operating income	$273	$275	$295	$336	$1,179
Depreciation and amortization	315	230	184	116	845
Restructuring and transaction activities (1)	55	11	6	7	79
Other non-cash charges (2)	31	10	5	8	54
Operating EBITDA	$674	$526	$490	$467	$2,157

(1) (2)	Primarily includes transaction activity costs related to the RPC acquisition. Other non-cash charges, for the current and prior years, primarily include stock compensation expense.

Note: For comparison purposes to the 2020 fiscal year, Operating EBITDA margins for the fiscal year ended October 2, 2021 would be increased by 180 basis points (to 17.9%) when adjusted for the impact of inflation on net sales of $1.43 billion.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Fiscal Year Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020

Net income	$228	$195	$733	$559
Add: other expense, net	6	25	51	31
Add: interest expense, net	79	96	336	435
Add: income tax (benefit) expense	(1)	33	172	154
Operating income	$312	$349	$1,292	$1,179

Add: non-cash amortization from 2006 private sale	6	6	24	25
Add: restructuring and transaction activities	11	24	51	79
Add: other non-cash charges	(8)	6	27	54
Adjusted operating income (6)	$321	$385	$1,394	$1,337

Add: depreciation	146	133	566	545
Add: amortization of intangibles	63	68	264	275
Operating EBITDA (6)	$530	$586	$2,224	$2,157

Less: divestitures and prior year extra days (1)			(30)
Adjusted EBITDA (6)			$2,194

Cash flow from operating activities	$668	$552	$1,580
Net additions to property, plant, and equipment	(156)	(165)	(676)
Free cash flow (6)	$512	$387	$904

Net income per diluted share	$1.64	$1.44	$5.30	$4.14
Other expense, net	0.04	0.18	0.37	0.23
Non-cash amortization from 2006 private sale (2)	0.04	0.04	0.18	0.19
Restructuring and transaction activities	0.08	0.18	0.37	0.58
Other non-cash charges (3)	—	—	—	0.14
Non-comparable tax items (4)	(0.22)	(0.15)	(0.22)	(0.15)
Income tax impact on items above	(0.03)	(0.10)	(0.20)	(0.28)
Adjusted net income per diluted share (6)	$1.55	$1.59	$5.80	$4.85

Comparable for Fiscal 2022
Adjustment for additional days in fiscal 2021	—	—	(0.02)	—
Amortization of intangibles from acquisitions (5)(tax affected)	0.34	0.38	1.43	1.53
Adjusted net income per diluted share (6)	$1.89	$1.97	$7.21	$6.38

Estimated Fiscal 2022
Cash flow from operating activities	$1,700 - 1,800
Additions to property, plant, and equipment	(800)
Free cash flow (6)	$900 - 1,000

 (1) Represents operating EBITDA related to divestments within the last twelve months and extra days in the prior fiscal year.
 (2) Amortization excludes non-cash amortization from the 2006 private sale of $6 million, $6 million, $24 million and $25 million, for the September 2021 quarter, September 2020 quarter, fiscal year ended October 2, 2021, and fiscal year ended September 26, 2020, respectively.
 (3) Represents an adjustment for a $19 million inventory step-up charge related to the RPC acquisition in the prior fiscal year.
 (4) During the current and prior fiscal years, the Company obtained certain tax benefits of $30 million and $20 million, respectively, deemed as non-comparable.
 (5) Amortization of intangibles from acquisition will be added back for fiscal year 2022 and going forward to better align our calculation of adjusted EPS with peers.
 (6) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell
Director, Head of Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

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